Exhibit 10.1

AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

This Amended and Restated Asset Purchase Agreement (this “Agreement”) is dated as of June 22, 2018, by and between Arcturus Therapeutics Ltd. (f/k/a Alcobra, Ltd.), an Israeli corporation (together with Arcturus (as defined below), its U.S. subsidiary, “Seller”), Amiservice Development Ltd., a BVI corporation (“Buyer”) and Vallon Pharmaceuticals, Inc., a Delaware corporation (“Company”) (Seller, Buyer and Company are sometimes referred to collectively as the “Parties,” and individually as a “Party”).

WITNESSETH:

WHEREAS, the Parties (other than Company) entered into that certain Asset Purchase Agreement dated November 15, 2017 (the “Original Execution Date”), as amended by that certain First Amendment to Asset Purchase Agreement dated December 22, 2017 (as so amended, the “Purchase Agreement”);

WHEREAS, in accordance with Section 11.4 of the Purchase Agreement, the Parties now desire to amend, restate, and supersede the Purchase Agreement in its entirety as set forth in this Agreement;

WHEREAS, Seller has been engaged in the research and development of a proprietary abuse-deterrent immediate release dextro-amphetamine drug called ADAIR that is intended for use to treat ADHD and narcolepsy (the drug, ADAIR, is referred to herein as the “Product”);

WHEREAS, Buyer has previously made a capital infusion into Seller in the amount of $250,000 (the “Exclusivity Payment”);

WHEREAS, Buyer has formed Company and Buyer and Company intend to facilitate the quotation of Company’s common stock (including the Purchase Shares (as defined below)) on the OTC (as defined below) in the United States;

WHEREAS, subject to the terms set forth herein, at the Closing, Company shall purchase from Seller and Seller shall sell to Company all right, title and interest in and to the Transferred Assets (as defined below), in consideration for the Purchase Shares, all upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, Buyer has undertaken and committed, either alone or together with additional investors, to invest $3.0 million, including the Exclusivity Payment, which investment amount shall be used to continue the Program (as defined below).

NOW, THEREFORE, in consideration of the terms of this Agreement and intending to be legally bound, the Parties hereby amend and restate the Purchase Agreement in its entirety as follows:

Article I.
DEFINITIONS

The following terms, as used herein, shall have the following meanings:

“Affiliate” shall mean, with respect to a Party, any person, organization or entity controlling, controlled by or under common control with, such Party. For purposes of this definition only, “control” of another person, organization or entity shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the activities, management or policies of such person, organization or entity, whether through the ownership of voting securities, by contract or otherwise. Without limiting the foregoing, control shall be presumed to exist when a person, organization or entity (i) owns or directly controls more than fifty percent (50%) of the outstanding voting shares or other ownership interest of the other organization or entity, or (ii) possesses, directly or indirectly the power to elect or appoint the majority of the members of the governing body of the organization or other entity.

“Alcobra Merger Sub” means Aleph MergerSub Inc., a Delaware (USA) corporation.

“Arcturus” means Arcturus Therapeutics, Inc., a Delaware (USA) corporation.

“Arcturus Assets” means any and all assets of Arcturus of any nature whatsoever including, without limitation, research and development programs, patent rights, trade secrets, data, intellectual property rights, that came within the possession or control of Seller by virtue of the consummation of the transactions contemplated by the Merger Agreement.

“Assigned Contracts” shall have the meaning ascribed thereto in Section 2.1(d) hereof.

“Assumed Liabilities” means only the Liabilities that Buyer has expressly assumed or agreed to assume under Section 2.3. For the avoidance of doubt, the Assumed Liabilities shall include, among other things, the items set forth on Schedule 1, as such Schedule may be supplemented from time to time before the Closing by mutual consent of the Parties.

“Books and Records” means all books, ledgers, files, reports, plans, records, manuals and other materials, including books of account, records, files, correspondence and memoranda, scientific records and files (including laboratory notebooks and invention disclosures), data, and specifications and inventory records (in any form or medium), suppliers lists, contact information, historical records, payment history, marketing materials (if any), historical purchase orders and invoices, all data bases and related documentation, books and records regarding regulatory compliance, quality assurance, operating procedures, and all other information primarily used in connection with the Product and/or the Program and/or are specifically related to the Transferred Assets and/or Product development but excluding, in each case: (a) any such items to the extent (i) such items are included in any Excluded Assets or Excluded Liabilities or (ii) any Law prohibits their transfer; (b) the items specified in Section 2.2(d) and (c) the Arcturus Assets.

“Business Day” means, Monday through Friday, inclusive, with the exceptions of national holidays in the State of New York, United States.

“Capsugel” means Capsugel US, LLC, M.W. Encap Limited and other entities included in the Capsugel group.

“Capsugel Agreements” means, collectively, the Development and Clinical Manufacture Services Agreement by and between Seller and M.W. Encap Limited, dated June 29, 2015, the Service Proposal between the Seller and M.W. Encap Limited dated April 29, 2015, the Manufacturing Term Sheet by and between the Seller and Capsugel US, LLC dated Feb 2, 2016 and the Quality Agreement by and between the Seller and M.W. Encap Limited signed on April 2, 2017 as such agreements may be amended from time to time.

“Copyrights” means copyrights and registrations and applications therefor, works of authorship, content (including website content) and mask work rights.

“Contracts” means any agreement, bond, debenture, note, mortgage, indenture, guarantee, lease, contract, sub-contract, purchase order, commitment, instrument, obligation, undertaking, license or legally binding arrangement or understanding, whether written or oral.

“Closing” shall have the meaning ascribed thereto in Section 2.6 hereof with respect to the closing of the transactions contemplated thereby.

“Closing Date” shall have the meaning ascribed thereto in Section 2.6 hereof.

“Encumbrances” means any and all leases, charges, claims, equitable interests, liens, options, rights of refusal, pledges, mortgage, assignments, security interests, sales contracts, license agreements or arrangements, any liability whatsoever to make any payment by way of royalties, fees or otherwise, or any restrictions, obligations or encumbrances or similar rights of any kind with respect to the Transferred Assets.

“Exploit” or “Exploitation” means develop, design, test, modify, improve, manufacture, make, use, sell, offer to sale, promote, lease, exploit, have made, used and sold, import, export, distribute and make other dispositions, reproduce, market, distribute, license, sublicense and commercialize.

“Fully Diluted Basis” means assuming the exercise or conversion of all options, warrants, convertible debentures, convertible securities or any other securities or contractual rights or powers to purchase Company’s securities, existing or reserved for grant and issuance as of immediately following the Closing, including all options issuable pursuant to Company’s stock option plans after giving effect to the reservation of shares for such stock option plans, and after giving effect to all anti-dilution rights and adjustments that may be activated as a result of the transactions contemplated by this Agreement, to the extent applicable including without limitation the issuance of securities in connection with the aggregate investment of $3.0 million in Company contemplated under this Agreement.

“Government Entity” means any governmental or quasi-governmental authority, whether federal, state, municipal, local or foreign authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers).

“Governmental Authorizations” means all licenses, permits, certificates and other authorizations, consents, waivers and approvals issued by or obtained from a Government Entity or self-regulatory organization relating to the Product or the Program.

“Intellectual Property” means all worldwide intellectual property rights, including without limitation, rights in and to the following: (a) all Patents; (b) all Marks; (c) all Copyrights; (d) all data and databases; and (e) all Trade Secrets, discoveries, concepts, ideas, know-how, inventions (whether patentable or unpatentable, whether or not reduced to practice, whether or not in an invention disclosure and whether or not in writing), processes, moral rights, right of priority and technical data.

“Know-How” means the know-how, information, technology, formulae, data, designs, drawings and specifications, associated with, and inventions described in, the Patent Application, any other proprietary information required for the Exploitation of the Patent Rights and any intellectual property rights related thereto including all technical reports and documentation, chemical data and laboratory data and notebooks available to Seller relating to the Patent Application, the Product or the Program; (ii) any material, data, correspondences and information in connection with the discussions and negotiations between Seller and any potential partner or collaborator for the Program; and (iii) any material, data, correspondences and information in connection with the Contracts and the activities taken thereunder.

“Law” means any law, statute, ordinance, rule, regulation, code, order, judgment, injunction, writ, treaty, constitution, decree, directive, permit license or decree enacted, issued, promulgated, enforced or entered by or under the authority of any Government Entity or self-regulatory organization.

“Liabilities” means (i) any and all indebtedness of Seller, whether or not evidenced by any contract, to the extent related to the Transferred Intellectual Property, the Product or the Program, and (ii) all liabilities, duties and obligations of, and claims against, or relating to Seller, or to the ownership, possession or use of any of the Transferred Assets or any other assets by Seller, in each case whether accrued, unaccrued, matured, unmatured, absolute, contingent, known or unknown, asserted or unasserted and whether now existing or arising at any time prior to, at, or after the Closing.

“Marks” means all United States and foreign trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and corporate names, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof.

“Material Adverse Effect” means any change, occurrence, effect, state of facts, circumstance, event, condition, violation, or development (each, a “Change”) that individually, or taken together with all other Changes that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, is or could reasonably be expected to (a) be materially adverse in connection with the Program, or (b) prevent or materially delay the performance by the Seller, Buyer or Company, as applicable, of their material respective obligations under this Agreement or the transactions contemplated hereby. Notwithstanding the above, any actions taken by Seller in connection with the strategic process it conducts, or occurrence relating to such strategic process and any potential acquisition transaction, shall not be deemed to constitute, or contribute to the occurrence of a Material Adverse Effect if such actions or events do not directly and adversely affect the transaction contemplated under this Agreement or do not delay the Closing by more than sixty (60) days from the actual date set for the Closing, in accordance with the terms and conditions hereunder.

“Merger Agreement” means that certain Agreement and Plan of Merger and Reorganization among Arcturus Therapeutics Ltd. (f/k/a Alcobra, Ltd.), Alcobra Merger Sub and Arcturus, dated September 27, 2017.

“Order” means any order, writ, injunction, judgment, decree, ruling, award, assessment or arbitration award of any Government Entity or arbitrator.

“Patent/Patent Application” means the following patent and patent applications that were filed with the U.S. Patent and Trademark Office:

Title/Mark	Application No.	Application Date	Category Description
ABUSE DETERRENT FORMULATIONS OF AMPHETAMINE	62/455,227	2/6/2017	Provisional
ABUSE DETERRENT FORMULATIONS OF AMPHETAMINE	18/017,019	2/6/2018	Non-Provisional from Provisional
ABUSE DETERRENT FORMULATIONS OF AMPHETAMINE	15/943,131	4/2/2018	Non-Provisional from Provisional

Title/Mark	Patent No.	Issue Date	Category Description
ABUSE DETERRENT FORMULATIONS OF AMPHETAMINE	U.S. 9,931,303	4/2/2018	Non-Provisional from Provisional

“Patent Rights” means the Patent Application as well as, without limitation, all related provisional applications, corresponding applications, applications claiming priority, continuations, continuations-in-part, divisions, reissues, renewals, and all patents granted thereon, and all patents-of-addition, reissue patents, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms, including, without limitation, supplementary protection certificates or the equivalent thereof, rights to claim priority and other Governmental Entity-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models).

“Patents” means any and all (a) issued patents, (b) patent applications, including all applications and filings made pursuant to the Patent Cooperation Treaty, provisional applications, substitutions, continuations, continuations-in-part, divisionals, converted provisionals, continued prosecution applications and renewals, and all letters of patent granted with respect to any of the foregoing, (c) patents of addition, restorations, extensions, supplementary protection certificates, registration or confirmation patents, utility models, petty patents and design patents, patents resulting from post-grant proceedings, inter partes reviews, oppositions and other existing or future post-issuance proceedings, and extensions, revalidations, reissues, re-examinations and supplemental examinations, (d) inventor’s certificates and (e) other forms of government issued rights substantially similar to any of the foregoing.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from a Government Entity.

“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, joint venture, unincorporated society or association, trust or other legal entity or Governmental Entity.

“Pre-Clinical Data” means data resulting from any and all pre-clinical animal studies and other non-clinical studies of the Product generated by or for Seller, together with the applicable protocol, if any, for each such study.

“Product” has the meaning ascribed to it in the first recital of this Agreement.

“Program” means all of Seller’s research and pre-clinical drug development activities primarily related to the development of the Product.

“Related Party” means, with respect to a specified Person, (i) an Affiliate and (ii) any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person (control having the meaning set forth under the Affiliate provision). In addition to the foregoing, if the specified Person is an individual, the term “Related Party” also includes (a) the individual’s spouse, (b) the members of the immediate family (including parents, siblings and children) of the individual or of the individual’s spouse and (c) any corporation, limited liability company, general or limited partnership, trust, association or other business or investment entity that directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with any of the foregoing individuals.

“Restricted Business” shall mean the development of any drug candidate that is intended or approved for the treatment of ADHD or narcolepsy and that is intended to be abuse-deterrent.

“Seller Affiliate” shall mean, with respect to Seller, a Person, organization or entity which Seller controls, is controlling Seller or is under common control with Seller through (i) owning or directly or indirectly controlling more than fifty percent (50%) of the outstanding voting shares or other ownership interest of such organization or entity, or (ii) possessing, directly or indirectly, the power to elect or appoint the majority of the members of the governing body of such organization or entity.

“Tax” means any: (i) net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, fringe benefit, share capital, profits, license, registration, withholding, payroll taxes, (ii) employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, (iii) social security (or equivalent), national insurance (‘bituach leumis’), national health insurance (‘bituach briyut’), (iv) escheat, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever; together with any interest or any penalties, additions to tax or additional amounts (whether disputed or not) imposed by any Taxing Authority.

“Tax Returns” means any return, declaration, report or form (including claim for refund, estimated Tax returns and reports, withholding Tax returns and reports, information returns and reports or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof) required to be filed with respect to Taxes.

“Taxing Authority” means any Governmental Entity responsible for the administration or imposition of any Tax (domestic or foreign).

“Trade Secrets” means any and all trade secrets or other information of a confidential or proprietary nature (including know-how, inventions, discoveries, source code, algorithms, methods, processes, designs, techniques, specifications, technology, business and technical information and customer lists, improvements, database, data compilations and collections, tools, and all rights in any of the foregoing) which (i) derives economic value from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

“Transferred Assets” shall have the meaning ascribed thereto in Section 2.1 hereof.

“Transferred Intellectual Property” means all Intellectual Property that is owned or licensed or sublicensed to Seller and primarily related to the Product or otherwise used or held for use by Seller primarily in connection with the Program, including the Patent Rights, Pre-Clinical Data and Know-How.

Article II.
TERMS OF THE TRANSACTION

Section 2.1                       Purchase and Sale of Transferred Assets. On the terms and subject to the conditions set forth herein, at the Closing, Seller shall sell, convey, transfer, assign and deliver to Company, and the Buyer shall cause Company to purchase and acquire from Seller, all of Seller’s right, title and interest, as of the Closing, in and to the following assets, insofar as they relate primarily to, the Product or the Program, whether tangible or intangible, real, personal or mixed, of every kind and description, wherever located, free and clear of all Liabilities (other than the Assumed Liabilities) or Encumbrances (collectively, the “Transferred Assets”):

(a)               the Product;

(b)              all Transferred Intellectual Property, wherever held or registered, and the right to sue and collect damages related thereto for past, present and future infringement of any of the foregoing;

(c)               the right to claim priority to the provisional applications listed on Schedule 2.1(c) (the “Provisional Applications”) with respect solely to any subject matter disclosed therein;

(d)              the Contracts listed on Schedule 2.1(d) (the “Assigned Contracts”);

(e)               [Reserved.];

(f)               all causes of action, lawsuits, judgments, claims and demands (“Actions”) of any nature available to or being pursued by Seller to the extent primarily related to the Product, the Program or any of the Transferred Assets whether arising by way of counterclaim or otherwise. For the avoidance of doubt, neither Buyer nor Company shall assume any responsibility for any Actions against Seller or which derive from the use of Transferred Assets by Seller prior to the Closing;

(g)              all credits, prepaid expenses, deferred charges, advance payments, security or other deposits, prepaid items, duties, and right to offset, to the extent exclusively related to the Product as set forth on Schedule 2.1(g) attached hereto;

(h)              all Books and Records;

(i)               All Governmental Authorizations listed on Schedule 2.1(i) granted to Seller prior to Closing with respect to the Product, the Transferred Intellectual Property or the Program;

(j)                all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Transferred Assets; and

(k)               all other tangible or Intellectual Property assets of Seller that are related to, used with, or held or required in any way for use in the commercialization of the Product.

Notwithstanding the foregoing or anything elsewhere in this Agreement to the contrary, the transfer of the Transferred Assets pursuant to this Agreement shall not include the assumption of any Liabilities related to the Transferred Assets unless Company expressly assumes such Liabilities pursuant to Section 2.3.

Section 2.2                       Excluded Assets. Notwithstanding anything to the contrary herein, Transferred Assets shall not include, and Seller shall retain all of its existing right, title and interest in and to, and shall be excluded from the sale, conveyance, assignment or transfer to Company hereunder, the following (collectively, the “Excluded Assets”):

(a)               any asset or class of assets excluded from the definition of Transferred Assets set forth in Section 2.1 by virtue of the limitations expressed therein;

(b)              all Contracts of the Seller other than the Assigned Contracts;

(c)               all rights of Seller under this Agreement;

(d)              all minute books, stock books, Tax Returns and similar corporate records of Seller other than the Books and Records;

(e)              all assets (including, without limitation, Intellectual Property) of Seller that are not related to the Product or the Transferred Intellectual Property or not used or held for use in the Program;

(f)               all rights under insurance policies, including, without limitation, all claims, refunds and credits due or to become due under such policies;

(g)              the Arcturus Assets; and

(h)              any asset identified on Schedule 2.2(h).

Section 2.3                     Assumption of Liabilities. On the terms and subject to the conditions set forth herein at the Closing, Buyer shall cause Company to assume and agree to pay, perform and discharge only the following Liabilities of Seller, but only to the extent arising out of the ownership or use of the Transferred Assets after the Closing Date (the “Assumed Liabilities”) and no other Liabilities:

(a)               All obligations and other liabilities (i) of Seller under the Assigned Contracts, but only to the extent arising out of obligations performed or required to be performed by Company under the Contracts after the Closing Date, or (ii) arising out of or relating to the ownership or use of the Transferred Assets or the operation of the Program by or on behalf of Company after the Closing Date; and

(b)              all liabilities for Taxes arising out of or relating to the use, ownership, sale or lease of any of the Transferred Assets or the operation of the Program by Company after the Closing Date.

Section 2.4                      Excluded Liabilities. Except for the Assumed Liabilities, Buyer and Company are neither assuming nor responsible for any Liabilities or obligations incurred at any time by or on behalf of Seller and Seller shall retain and continue being responsible for any and all of such other Liabilities and obligations.

Section 2.5                      Purchase Price. On the terms and subject to the conditions set forth herein, in consideration of the sale of the Transferred Assets, at the Closing, in addition to the assumption of the Assumed Liabilities, Buyer shall cause Company to issue to Seller or to a designee or assignee designated by Seller shares of common stock (the “Purchase Shares”) of Company, representing 30% of Company’s share capital on a Fully Diluted Basis as of immediately following the Closing.

Section 2.6                      The Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically, through the exchange of documents, on the fifth Business Day following the satisfaction or waiver of the conditions precedent to Closing set forth in this Agreement, or at such other time and place as may be agreed by the Parties. The date on which the Closing is to occur is herein referred to as the “Closing Date”. At the Closing the following transactions shall occur, and the following documents shall be delivered, which transactions shall be deemed to take place simultaneously and no transactions shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

(a)              Buyer shall cause Company to issue the Purchase Shares to Seller or to a designee or assignee designated by Seller.

(b)              Seller shall sell, assign, transfer and deliver to Company Seller’s entire, right, title and interest in the Transferred Assets and provide Buyer with any item of the Transferred Assets which is in tangible form (including documents, materials and hard copy data).

(c)               Seller shall deliver to Company with a copy to Buyer an executed bill of sale for the Transferred Assets and executed letters of assignment for the Patent Application and the Contracts in a form reasonably satisfactory to Buyer and Company accompanied by any consent required under the Contracts in connection with the assignment thereof.

(d)              The Parties shall execute such assignments and any other instruments of conveyance as required or as Buyer or Company may reasonably request, to effectively consummate the transactions under the Agreement.

(e)               [Reserved.]

(f)                Seller shall deliver to Company with a copy to Buyer of the resolution of the board of directors of Seller authorizing and approving this Agreement, the other ancillary agreements and any other instruments, certificates and agreements.

(g)              [Reserved.]

(h)              A Compliance Certificate dated as of the Closing Date and signed by the Chairman of the Board of Directors of Seller, or the Chief Commercial Officer of Seller, in the form attached hereto as Schedule 2.6(h), confirming that all of the representations and warranties made by the Seller in Article III were true and correct as of the Original Execution Date and are true and correct in all material respects on and as of the Closing Date as though made on the Closing Date, and that the Seller has performed in all material respects all obligations required under this Agreement to be performed by it on or before the Closing.

(i)                Such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer and Company, as may be required to give effect to this Agreement.

Article III.
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as of the Original Execution Date and as of the Closing Date, and acknowledges that the Buyer is entering into this Agreement in reliance thereon, as follows, subject to any exceptions listed on the disclosure schedule attached hereto as Schedule 3 (“Disclosure Schedule”), specifically identifying the relevant subparagraph hereof, which exceptions shall be deemed to be representations and warranties as if made hereunder, provided that any information disclosed under the Disclosure Schedule under any section number shall be deemed to be disclosed and incorporated only under any the section number that is specifically identified (by cross-reference or otherwise) in the first section:

Section 3.1                       Authority Relative to This Agreement. Seller has full power and authority to execute, deliver, and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement and all ancillary agreements and any other certificates delivered pursuant to this Agreement, have been duly authorized by all necessary corporate action of Seller and have been duly executed and delivered by Seller and constitute, and each other agreement, instrument, or document executed or to be executed by Seller in connection with the transactions contemplated hereby has been, or when executed will be, duly executed and delivered by Seller, a valid and legally binding obligation of Seller, enforceable against Seller in accordance with their respective terms, except that such enforceability may be limited only by (a) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights generally and (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

Section 3.2                       Organization and Good Standing. Seller is duly organized, in good standing and validly existing under the laws of its jurisdiction of incorporation, and has the requisite power and authority to own its properties and to carry on its business in each jurisdiction where the character of the property or the nature of its activities makes such qualification required.

Section 3.3                        Noncontravention. The execution, delivery, and performance by Seller of this Agreement and all ancillary agreements and any other instruments, certificates and agreements and the consummation by it of the transactions contemplated hereby do not and will not, in any material respect: (a) violate or be in conflict with (i) any law, rule, regulation, or order of any governmental agency applicable to Seller, (ii) the organizational documents of Seller, (iii) any agreement, judgment, license, order, or permit applicable to or binding upon Seller, or (iv) any provision of any bond, debenture, note, mortgage, indenture, lease, contract, agreement, or other instrument or obligation to which Seller is a party or by which Seller or any of its properties may be bound, (b) constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any obligation or increase of any obligation or right of termination, cancellation, payment, or acceleration thereunder or require any consent to be obtained by Seller not otherwise obtained prior to the Closing, (c) result in the acceleration of any indebtedness owed by Seller, or (d) result in or require the creation of any encumbrance upon any assets or properties of Seller, or (e) require any consent or approval of a Government Entity to be obtained by the Seller other than as contemplated under Section 3.3 of the Disclosure Schedule, or (f) give rise to any claim by or right of a creditor of Seller under bankruptcy or insolvency laws, in each case, where such conflict, acceleration or encumbrance would have a Material Adverse Effect upon the condition of the Transferred Assets, the ability of Seller to perform its undertakings hereunder or the binding effect of this Agreement.

Section 3.4                        Title to the Transferred Assets.

(a)               Seller is the sole, lawful, beneficial and exclusive owner of all right, title and interest in and to the Transferred Assets free and clear of all title defects and Encumbrances other than as set forth in the Capsugel Agreements. The delivery to Buyer of the instruments of transfer of ownership contemplated by this Agreement will, at the Closing, vest good and marketable title to the Transferred Assets in Company, free and clear of all Encumbrances other than as set forth in the Capsugel Agreements.

(b)               The Transferred Assets are in good and serviceable condition and are suitable for the uses for which used by Seller. The Transferred Assets comprise all of the material assets, of any type, necessary for the exploitation of the Transferred Assets or conduct of business with respect to the Transferred Assets and the exploitation of the Product by Buyer as same has been heretofore conducted by Seller, and there are no material assets or properties owned, controlled, leased or licensed by Seller in the exploitation of the Transferred Assets that will not be transferred to Buyer hereunder other than as set forth in Section 3.4(c) of the Disclosure Schedule.

(c)               Seller has not granted any rights to manufacture, produce, assemble, license, market or sell the Product and no Person has any rights to manufacture, produce, assemble, license, market or sell the Product other than as set forth in the Capsugel Agreements.

Section 3.5                       Encumbrances.

(a)               There are no third party rights whatsoever with respect to the Transferred Assets or any part thereof other than as set forth in the Capsugel Agreements.

(b)               Other than the rules and regulations of the Government Entities set forth in Section 3.5 of the Disclosure Schedule, no item of the Transferred Assets or directly related thereto is subject to any law, judgment, injunction, order, decree, ruling or agreement specifically restricting the use thereof.

(c)               No claim, action, suit, proceeding, hearing, investigation, charge, complaint, dispute or disagreement is pending or is threatened, which challenges the legality, validity, enforceability, use or ownership of any item of any of the Transferred Assets, and to the knowledge of Seller, no third party is infringing the Transferred Assets.

Section 3.6                        Undisclosed Liabilities. Seller is not aware, after making a due inquiry, of any Liabilities with respect to the Transferred Assets, except those which are adequately reflected in the Assigned Contracts or otherwise communicated in writing to the Buyer under Section 3.6 of the Disclosure Schedule.

Section 3.7                       [Reserved.]

Section 3.8                       Contracts.

(a)               Section 3.8 of the Disclosure Schedule lists each of the following Contracts (x) Contracts by which any of the Transferred Assets are bound or affected or (y) Contracts to which Seller is a party or by which it is bound in connection with the Transferred Assets. Each Assigned Contract is valid and binding on Seller in accordance with its terms and is in full force and effect.

(b)              None of Seller or, to Seller’s knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Assigned Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Assigned Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Assigned Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer and Company. There are no material, nor to the Seller’s knowledge there are any reasons for material, disputes pending or threatened under any Assigned Contract.

(c)               Other than the Assigned Contracts, no other existing Contracts to which Seller is a party are required in order to Exploit the Transferred Assets and specifically the Product and to operate the Program.

Section 3.9                       No Action, Proceeding, etc. No action, proceeding, investigation, regulation or legislation has been instituted, or to Seller’s knowledge, threatened or proposed, before any court, governmental agency or legislative body to enjoin, restrain, prohibit, prevent, or obtain substantial damages in respect of, or which is related to, or arises out of, the Product and/or the Program and/or the Transferred Assets and/or this Agreement or the consummation of the transactions contemplated hereby, or which affects or may affect the right of Buyer to purchase and own the Transferred Assets_

Section 3.10                      Compliance with Laws; Permits.

(a)               Since January 1, 2011, Seller has materially complied, and is now materially complying, with all Laws applicable to the conduct of the Program as currently conducted or the ownership and use of the Transferred Assets.

(b)               All Permits required for Seller to conduct the Program as currently conducted or for the ownership and use of the Transferred Assets have been obtained by Seller and are valid and in full force and effect. All fees and charges with respect to such Permits due as of the Original Execution Date have been paid in full. Section 3.10(b) of the Disclosure Schedule lists all current Permits issued to Seller which are related to the conduct of the Program as currently conducted or the ownership and use of the Transferred Assets, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.10(b) of the Disclosure Schedule. For the avoidance of doubt, the Product has not received the regulatory permits to conduct studies in humans, such as an IND.

(c)               Since January 1, 2011, the Exploitation of the Transferred Assets and conduct of the Program has complied in all material respects with all Laws relating to or addressing safety, human health, pollution or protection of the environment, emissions discharges or releases of hazardous materials or the investigation, cleanup or other remediation thereof (“Environmental Laws”). Seller has obtained all environmental, health and safety Government Authorizations necessary for the use and operation by Seller of the Transferred Assets and the conduct of the Program as currently conducted by Seller. All such Government Authorizations are in full force and effect, and, since January 1, 2011, Seller has been in compliance with all material terms and conditions of such Government Authorizations. There is no proceeding pending, alleged in writing or, to the knowledge of Seller, threatened, against Seller to revoke or modify such Government Authorizations, and neither the execution or delivery of this Agreement nor compliance by Seller with any of the provisions herein will result in the termination or revocation of any such Government Authorizations. Seller does not use in the Exploitation of the Transferred Assets or conduct of the Program any material that is regulated under, or which is the subject of, applicable Environmental Laws. For the avoidance of doubt, Seller has not received any Government Authorization to conduct studies of the Product in humans.

Section 3.11                     Regulatory Matters. Seller or to Seller’s knowledge, Capsugel, has obtained and holds all necessary and applicable approvals required by any Government Entity to permit the preclinical testing of the Product in jurisdictions where it currently conducts such activities (the “Regulatory Approvals”). Each Regulatory Approval is valid and in full force and effect and no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default under any such Regulatory Approval or which permits or, after notice or lapse of time (other than the expiration of the term of a Regulatory Approval) or both, would permit revocation, termination or result in a denial to renew of any such Regulatory Approval, or which would reasonably be expected to adversely affect the rights of Seller under any such Regulatory Approval and (ii) no notice of cancellation, of default or of any dispute concerning any Regulatory Approval, or of any event, condition or state of facts described in the preceding clause, has been received by, or is known to, Seller. None of the Regulatory Approvals will be terminated, revoked, modified or become terminable or impaired as a result of the consummation of the transactions contemplated hereunder and there are no facts or circumstances which could or may cause any Regulatory Approval to be terminated, revoked, modified or become terminable or impaired. Seller is in compliance with the terms and conditions of each Regulatory Approval and all applicable reporting requirements for all Regulatory Approvals including, but not limited to, applicable adverse event reporting requirements.

Section 3.12                      IP Representation.

(a)               Except as set forth in Section 3.12(a) to the Disclosure Schedule, Seller exclusively owns all right, title and interest in and to all Transferred Intellectual Property, free and clear of all liens; (ii) Seller is currently in compliance with all formal legal requirements (including, as applicable, payment of filing, examination and maintenance fees, proofs of working or use, timely post-registration filing of affidavits of use and incontestability and renewal applications, and submission of other required filings and notices) with respect to any Transferred Intellectual Property that is registered with any Government Authority, and, in the case of patents, registrations or applications included in the Transferred Intellectual Property, ownership thereof is recorded in the name of Seller (without any breaks in the recorded chain-of-title and without any recorded liens); (iii) the Transferred Intellectual Property includes all of the Intellectual Property that is exclusively used in or held for exclusive use in or necessary for the Product or the operation of Program; and (iv) prior to the Original Execution Date, Seller has not assigned any Transferred Intellectual Property to any Person.

(b)               Seller’s Exploitation of the Transferred Intellectual Property, and the operation and conduct of the Program, have not infringed, misappropriated, violated or otherwise made any unlawful use of any Intellectual Property of any Person, and the operation of the Program as currently and formerly conducted, including the use of the Transferred Intellectual Property in connection therewith, and the Product, has not, and does not, infringe, misappropriate, violate or otherwise make any unlawful use of any Intellectual Property of any Person. Seller has not received any written notice, and no action (including any opposition, cancellation, revocation, review, or other proceeding) has been instituted, settled or, to the Seller’s knowledge, threatened, that alleges or alleged any such infringement, misappropriation, violation, or other unlawful use. To the Seller’s knowledge, no facts or, to the knowledge of Seller, circumstances exist that could reasonably be expected to give rise to any such action. With respect to the Transferred Intellectual Property, Seller has not received any offer for a license of Intellectual Property, including but not limited to patent rights, from any Person in connection with an allegation by such Person that Seller has infringed or misappropriated any of the Intellectual Property of such Person. Seller has not received any opinion of counsel that any third party Intellectual Property has been, would be or is being directly or indirectly infringed by the exploitation of the Transferred Intellectual Property, including with respect to any Product. To Seller’s knowledge no third party is infringing any Transferred Intellectual Property.

(c)               The Seller is not subject to any Order (including any motion or petition therefor) that does or would reasonably be expected to restrict or impair the ownership or use of any Transferred Intellectual Property except for office actions issued by a Government Entity as part of the routine examination of registration applications.

(d)              Seller has not sent any written notice or instituted, settled or threatened any action that alleges or alleged any infringement, misappropriation, violation or other unlawful use (including any such action seeking that any Person license, or refrain from using, any Transferred Intellectual Property for which the Seller has the right to enforce or cause enforcement), in each case resulting from Seller’s Exploitation of the Transferred Intellectual Property and the operation and conduct of the Program.

(e)               The Seller has taken customary reasonable and necessary steps to maintain and protect the Transferred Intellectual Property necessary to the Exploitation of the Product or to the continued operation of the Program, so as not to adversely affect the validity or enforceability thereof, and no loss of any portion of the Transferred Intellectual Property or expiration of any issued patent within the Transferred Intellectual Property is to the knowledge of Seller threatened, pending or reasonably foreseeable other than Intellectual Property expiring at the end of its statutory term (and not as a result of any act or omission by Seller, including a failure to pay any required maintenance fees). Without limiting the foregoing, with respect to the Transferred Intellectual Property, Seller has not disclosed any Trade Secrets to any Person, except pursuant to a non-disclosure agreement having standard confidentiality undertakings and non-use obligations by the recipients of such Trade Secrets. No Person has instituted or, to the Seller’s knowledge, threatened any Action with respect to the Transferred Intellectual Property alleging the validity or enforceability, or challenging the ownership or use of, any Transferred Intellectual Property. To the Seller’s knowledge, no facts or circumstances exist that could reasonably be expected to give rise to any such Action.

(f)               Seller has obtained from its respective current and former employees, independent contractors, service providers and all other Persons who have conceived, reduced to practice, authored or otherwise created or developed the Transferred Intellectual Property, all right, title and interest in and to all such Transferred Intellectual Property, free and clear of all liens, whether by operation of law or through written assignments or other contracts and no current or former employee or independent contractor, service providers and all other Persons who have conceived, reduced to practice, authored or otherwise created or developed any Intellectual Property for the Seller have any right to further remuneration or consideration with respect to the Transferred Intellectual Property.

(g)               No funding from any Government Entity, nor any facilities or resources of a university, college, other educational institution, the Israeli Defense Forces or research center was used in the development of the Transferred Intellectual Property, and no Government Entity, university, college, other educational institution, the Israeli Defense Forces or research center, or other third party has any claim or right in or to the Transferred Intellectual Property. No current or former employee who was involved in, or who contributed to, the creation or development of any Technology Intellectual Property, has performed services for a government, university, college, or other educational institution or research center during a period of time during which such employee was also performing services for Seller.

(h)               To Seller’s knowledge, no additional Intellectual Property Rights are required by Company in order to Exploit the Product and operate the Program as done through the Original Execution Date other than the Transferred Intellectual Property.

(i)                All Transferred Intellectual Property is in such form and is described in sufficient detail and content to identify and explain the Program and Product to a qualified individual and to allow the full and proper use of such Program and Product by such qualified individual without reliance on the knowledge or memory of any particular other individual. The Transferred Intellectual Property is sufficient for the exploitation of the Transferred Assets or conduct of business with respect to the Transferred Assets as conducted by Seller.

Section 3.13                        No Brokers. No broker, finder or similar agent has been employed by or on behalf of the Seller, and no Person is entitled to any brokerage commission, finder’s fee or any similar compensation from the Seller, in connection with this Agreement or the transactions contemplated hereby and neither Buyer, Company nor the Seller will have any liability, accrued or contingent, with respect thereto.

Section 3.14                        Consents. No consent, approval, authorization order, filing, registration, or qualification of or with any court, governmental authority, or third party is required to be made or obtained by Seller in connection with the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby, which such consent was not obtained prior to the Original Execution Date or the Closing, as applicable.

Section 3.15                       Compliance with the Law. Seller has complied in all material respects with all federal, state and local laws, rules and regulations (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder) applicable to the Product and/or the Program and/or the Transferred Assets and or the consummation of the transactions contemplated hereby.

Section 3.16                        No Other Representations and Warranties. EXCEPT AS SET FORTH IN THIS ARTICLE III (AS MODIFIED BY THE SELLER DISCLOSURE SCHEDULE) NONE OF THE SELLER, ITS AFFILIATES OR ANY PERSON ACTING ON BEHALF OF ANY OF THE FOREGOING, MAKE OR HAVE MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE SELLER, INCLUDING WITH RESPECT TO (I) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE PRODUCT OR THE PROGRAM, (II) THE DEVELOPMENT OF THE PRODUCT AND PROGRAM AFTER THE CLOSING IN ANY MANNER OTHER THAN AS PRESENTLY DONE BY THE SELLER OR (III) THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS RELATING TO THE PRODUCT AND THE PROGRAM AFTER THE CLOSING, INCLUDING ANY PROJECTIONS. ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.

Article IV.
REPRESENTATIONS AND WARRANTIES OF BUYER AND COMPANY

Each of Buyer and Company, jointly and severally hereby represents and warrants to Seller (provided that as to Buyer, such representations and warranties are made as of the Original Execution Date and as of the Closing Date, and as to Company, such representations and warranties are made as of the date of this Agreement and as of the Closing Date) and acknowledges that Seller is entering into this Agreement in reliance thereon, as follows:

Section 4.1                          Authority Relative to This Agreement. Such Party has full power and authority to execute, deliver, and perform its respective obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Party and constitutes, and each other agreement, instrument, or document executed or to be executed by such Party in connection with the transactions contemplated hereby has been, or when executed will be, duly executed and delivered by such Party, a valid and legally binding obligation of such Party, enforceable against such Party in accordance with their respective terms, except that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights generally and (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

Section 4.2                        Organization. Each of Company and Buyer is duly organized and validly existing under the laws of its jurisdiction of incorporation, and has the requisite power and authority to own its properties and to carry on its business. Buyer has provided to Seller a true and correct copy of Buyer’s organizational documents (articles of incorporation, bylaws, etc.) as in effect as of November 15, 2017, and will provide a true and correct copy of the same as of the Closing Date, along with evidence that Buyer is in good standing and qualified to do business in each jurisdiction where the nature of its activities makes such qualification necessary. As of Closing, Company shall have provided to Seller a true and correct copy of Company’s organizational documents (articles of incorporation, bylaws, etc.) as in effect as of the Closing Date, and evidence that Company is in good standing and qualified to do business in each jurisdiction where the nature of its activities makes such qualification necessary. Immediately after the Closing, the Purchase Shares shall constitute 30% of Company’s share capital on a Fully Diluted Basis. A true and correct copy of Company’s capitalization table, giving effect to the issuance of the Purchase Shares and representing the Company’s capitalization as of immediately following the Closing, shall be delivered to Seller at least ten (10) Business Days prior to the Closing.

Section 4.3                        Noncontravention and Consents. The execution, delivery, and performance by such Party of this Agreement and the consummation by it of the transactions contemplated hereby do not and will not (a) conflict with any provision of (i) any law, rule, regulation, or order of any governmental agency applicable to such Party, (ii) the organizational documents of such Party, (iii) any agreement, judgment, license, order, or permit applicable to or binding upon such Party, or (iv) any provision of any bond, debenture, note, mortgage, indenture, lease, contract, agreement, or other instrument or obligation to which such Party is a party or by which such Party or any of its properties may be bound, (b) constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration thereunder, (c) result in the acceleration of any indebtedness owed by such Party, or (d) result in or require the creation of any encumbrance upon any assets or properties of such Party in each case, where such conflict, acceleration or encumbrance would have a material adverse effect upon such Party or its ability to perform its undertakings hereunder.

Section 4.4                          Consents. Except as expressly contemplated in this Agreement, no consent, approval, authorization, or order of, and no notice to or filing with, any governmental agency or third party is required in connection with the execution, delivery, or performance by such Party of the transactions contemplated by this Agreement or to consummate any transactions contemplated by this Agreement.

Section 4.5                          Liabilities. The Company was formed for the purpose of effecting the transactions contemplated by this Agreement. At the Closing the Company shall have no liability other than liabilities incurred in the ordinary course of business or incurred in the preparation of complying with its undertaking under this Agreement.

Section 4.6                          Related Party Transactions. Company has no obligations to any Related Party of Company. Except as disclosed by Buyer to Seller prior to the Original Execution Date, no Person who is an officer or director of Arcturus is, or will be as of the Closing, an officer, director, or stockholder or equity owner of Buyer or Company other than in the event where such stockholder or equity owner has purchased shares of the Company in the market, on his own initiatives, following the listing of Company shares on the OTC.

Article V.
COVENANTS

Section 5.1                         Closing Efforts. On the terms and subject to the conditions of this Agreement, each of Buyer and Seller shall use its commercially reasonable best efforts to cause the Closing to occur hereunder, including by using commercially reasonable best efforts to take or cause to be taken all actions and using such efforts to do or cause to be done all things reasonably necessary or advisable to perform its obligations hereunder, satisfy the conditions to Closing set forth in Article VI, consummate the transactions contemplated hereby and comply with all legal requirements that may be imposed on it in connection with the consummation of the transactions contemplated hereby and thereby. Seller shall use its commercially reasonable best efforts to, as soon as practicable following the Original Execution Date, obtain a valuation, for the benefit of Seller and from a third party as Seller selects (and at Seller’s sole cost and expense), with respect to the Transferred Assets and the Purchase Shares. Each of Buyer and Seller shall promptly notify the other of any fact, condition or event known to it that would reasonably be expected to prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement. Buyer and Seller shall use commercially reasonable best efforts to obtain any consent, approval, authorization or clearance required under applicable law for the consummation of the transactions contemplated by this Agreement.

Section 5.2                          Access and Information. From the Original Execution Date until the Closing, subject to reasonable rules and regulations of Seller and any applicable Laws, Seller shall: (i) afford Buyer and its representatives full and free access, during regular business hours, to the Transferred Assets and employees or consultants of Seller with knowledge of the Transferred Assets; and (ii) instruct the employees of Seller, and its consultants, counsel and financial advisors to cooperate with Buyer in its investigation of the Transferred Assets; and Buyer shall: (i) afford Seller and its representatives full and free access, during regular business hours, to Company and any information and documents in its possession relating to Company, biographical information about each of the Company’s officers and directors, a current capitalization table and true and correct copies of any financing agreements of Company; and (ii) instruct the employees of Buyer, and its consultants, counsel and financial advisors to cooperate with Seller in its investigation of Company. From and after the Closing and for so long as Seller and its Affiliates hold any capital stock or other securities of Company, Seller and Company shall timely provide Seller and its Affiliates with access to, and shall provide Seller and its Affiliates with copies of, all information and documents, including financial statements, as Seller may request on a timely basis so that Seller is able to comply with its public company reporting obligations on a timely basis. All information received by Buyer pursuant to this Section 5.2 shall be treated by Buyer as confidential and proprietary information of Seller. All information received by Seller pursuant to this Section 5.2 shall be treated by Seller as confidential and proprietary information of Buyer.

Section 5.3                         Prosecution and Maintenance of Patent Rights. Until the Closing, Seller shall use commercially reasonable best efforts to prosecute the Patent Application and defend any challenge or opposition relating thereto; provided that Buyer shall pay all patent prosecution and annuity costs related thereto as and when due. Until the Closing, Seller shall inform Buyer immediately in the event of any such challenge or opposition which challenge or opposition shall be considered a Material Adverse Effect on the Transferred Assets.

Section 5.4                          Operation of the Program by Seller Prior to the Closing. During the period following the Original Execution Date and until the earlier of the Closing or the termination of this Agreement, Seller shall continue to conduct the Program in the ordinary course of business and shall not:

(a)               sell, license, transfer, assign, license or create any Encumbrances in the Transferred Assets, or enter into any agreement or undertake any new obligation with respect to the Transferred Assets with any person or entity;

(b)               abandon, waive or fail to preserve any of the rights in and to the Transferred Assets;

(c)               create an Encumbrance on any of the Transferred Assets; and

(d)               take any action event, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Transferred Assets;

(e)               take any action event, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the consummation of the transactions contemplated by this Agreement.

(f)                fail to comply with any law, decree or contractual obligation which may affect, directly or indirectly, the Transferred Assets, this Agreement or the transactions contemplated hereunder.

Section 5.5                          Notices. Prior to Closing, Seller shall immediately notify Buyer, in writing, of the occurrence of any event or condition which may have a Material Adverse Effect on the Transferred Assets, and shall keep Buyer fully informed of such events and shall provide Buyer with all necessary information related thereto upon Buyer’s request.

Section 5.6                          [Reserved.]

Section 5.7                          No Shop. Other than performance of the transactions contemplated under the Merger Agreement, Seller agrees that until the Closing or the earlier termination of this Agreement, it will not directly, through any agent or otherwise, solicit, accept, initiate or encourage (by providing confidential information or otherwise) submission of proposals or offers from any person or entity or negotiate or suggest negotiations at any future time with or to any other person any transaction related to or which may affect the transactions contemplated hereunder or the Transferred Assets.

Article VI.
CONDITIONS TO CLOSING

The obligations of the Parties to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing of each of the following conditions:

Section 6.1                          Representations and Warranties True. All the representations and warranties of Seller set forth in Article III and of Buyer and Company set forth in Article IV of this Agreement, and in any agreement, instrument, or document delivered pursuant hereto or in connection herewith on or prior to the Closing, shall be true and correct in all material respects on and as of the Closing as if made on and as of such date (except, with respect to such representations and warranties of Company, shall be true and correct in all material respects on and as of the Closing), except as affected by transactions contemplated or permitted by this Agreement.

Section 6.2                          Investment in Company. Buyer shall have consummated an aggregate investment of USD $3.0 million in the share capital of Company (which amount includes the Exclusivity Payment).

Section 6.3                          Covenants and Agreements Performed. Each of the Parties shall have performed and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing.

Section 6.4                          No Material Adverse Change and Completion of Due Diligence Process. There shall not have occurred prior to the Closing any Material Adverse Effect relating to the Product and/or the Program and/or the Transferred Assets.

Section 6.5                          Consents and Closing Documents. Buyer and Seller shall have received all closing certificates, instruments and documents reasonably requested by it and reasonably contemplated by this Agreement. Buyer shall have caused Company to execute and deliver to Seller and Buyer a counterparty signature page to this Agreement.

Section 6.6                          Legal Impediment. There shall be no legal or regulatory impediment to the transactions contemplated under this Agreement.

Section 6.7                          Permits; Consents; Authorizations. Seller, Buyer and Company shall have secured all Permits, consents and authorizations which shall be necessary or required to lawfully consummate the transactions contemplated by this Agreement to take place at the Closing.

Section 6.8                          [Reserved.]

Section 6.9                        Valuation. Seller shall have obtained a third party valuation report of the Transferred Assets and of the Purchase Shares containing assumptions, findings and conclusions reasonably satisfactory to Seller.

Article VII.
[Reserved.]

Article VIII.

 POST CLOSING COVENANTS

Section 8.1                          Further Acts; Power of Attorney. At Company sole cost and expense, Buyer shall cause Company to undertake to execute, verify, acknowledge and deliver any and all reasonable documents and to take any and all reasonable actions at Company’s expense as Buyer may deem necessary or desirable in order to effectuate the assignment of the Transferred Assets set forth herein and the fulfillment thereof, to put Company in actual possession and operating control of the Transferred Assets and to assist Company to obtain any and all necessary approvals and consents, including the filing of the assignment or other transfer of title covenants with the U.S. Patent and Trademark Office and other patent offices. In the event that Buyer is unable for any reason whatsoever to secure Seller’s signature to any document deemed necessary or desirable to effectuate the assignment of the Transferred Assets, following written request to Seller regarding such matter and a non-response period of at least seven days, Seller hereby irrevocably designates and appoints Buyer (which appointment Buyer may assign to Company) and its duly authorized officers and agents, as its agents and attorneys-in-fact to act for and on its behalf and in Seller’s stead, to execute and, if applicable, file any such document, with the same legal force and effect as if executed or done by Seller.

Section 8.2                          Seller Nominee. Buyer shall take any necessary actions to appoint a nominee of Seller (the “Arcturus Director”) to serve as a member of the Board of Directors of Company, which appointment shall be effective as of immediately following the Closing. Seller shall be entitled to appoint the Arcturus Director for so long as Seller owns at least 10% of the Company securities on a Fully Diluted Basis. Buyer agrees to cause Company and its stockholders, prior to Closing, to enter into a voting agreement on terms reasonably acceptable to Seller to enable implementation of Seller’s right to appoint the Arcturus Director as provided in this Section 8.2.

Section 8.3                        Only Fair Dilution. Until the earlier of: (A) the effective date of the Registration Statement (as defined below), (B) the successful completion of a human abuse liability study acceptable to the U.S. Food and Drug Administration supporting an abuse deterrent label claim with respect to the Product, or (C) eighteen (18) months following the Closing Date, to the extent Company shall raise additional funds by way of equity investments (which, for clarity, shall include any capital stock, convertible notes, warrants, debt equity or other convertible securities (collectively, “Equity Securities”)) at a pre-money valuation which is lower than or equal to the pre-money valuation of the then previous last financing round then Seller will be afforded not less than 10 Business Days’ advance written notice describing the terms of the proposed equity investment and shall have a reasonable opportunity to invest such an amount in Company entitling it to purchase such amount of Equity Securities of Company (or, at Seller’s election, a lesser portion thereof) (which investment can take place after the offering is consummated) in order to maintain Seller’s, together with its Affiliates aggregated together, then current pro-rata percentage ownership in Company, calculated on a Fully Diluted Basis. Seller’s right under this Section 8.3 shall expire with respect to any such proposed equity investment in the event that Seller has failed to invest such amount or portion of such amount as the case may be in Company within 21 days from the initial closing of such investment. For clarity, failure by Seller to participate in a proposed equity investment shall not preclude Seller from exercising its rights under this Section 8.3 with respect to a subsequent proposed equity investment. In the event of fraud by Seller in connection with this Agreement which has, or could reasonably be expected to have, a material adverse effect on the Transferred Assets, this Section 8.3 shall become null and void.

Section 8.4                          Public Market. Buyer and Company shall use commercially reasonable efforts to cause Company within twelve (12) months of the Closing Date to prepare and file a registration statement with the U.S. Securities and Exchange Commission (the “SEC”) using a Form S-1 (in combination with Form 8-A), Form 10, or a similar form that shall cause Company’s shares to be subject to Section 12(b), 12(g), 13(a), and/or 15(d) of the Securities Exchange Act of 1934, as amended (the “Registration Statement”). In addition to the Registration Statement, Buyer and Company will also use commercially reasonable efforts to achieve the following within twelve (12) months of the Closing Date: (i) procure a trading symbol for Company from OTC Markets Group Inc. (“OTC”) and (ii) facilitate the quotation of Company’s common stock platform operated by the OTC. Buyer and Company will use commercially reasonable efforts to cause Company to have such Registration Statement declared effective by the SEC prior to the commencement of quotation of Company’s common stock on the OTC.

Section 8.5                        Valuation and Financial Statements. Beginning with the first fiscal quarter of Company following the Closing Date and continuing for so long as Company is not quoted on the OTC, Buyer shall (i) on a quarterly basis obtain and, within 20 days following the end of each fiscal quarter, provide to Seller (A) a third party valuation report and (B) an unaudited balance sheet of Company as of the end of such fiscal quarter, and an unaudited statement of income and an unaudited statement of cash flows of Company for such period and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles consistently applied (except as noted therein), with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made and (ii) on an annual basis obtain and, within 120 days following the end of each fiscal year, provide to Seller an audited balance sheet of Company, as at the end of such fiscal year, and an audited statement of income and an audited statement of cash flows of Company, for such fiscal year, all prepared in accordance with generally accepted accounting principles consistently applied (except as noted therein) and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail. Such annual financial statements shall be accompanied by a report and opinion thereon by independent public accountants selected by Company’s board of directors. Buyer shall select the third party valuation preparer, which must be reasonably acceptable to Seller. Buyer shall also provide Seller with reasonable access to Company’s books and records in connection with reviewing the quarterly and annual financial statements and the quarterly valuations of Company. For the avoidance of doubt, upon the satisfaction of Buyer’s obligations under Section 8.4, Buyer shall no longer be required to provide such third party valuation reports or financial statements to Seller.

Article IX.
TERMINATION

Section 9.1                          Termination of Agreement Prior to the Closing. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing as provided below:

(a)              by mutual written consent of Buyer and Seller;

(b)               by Buyer, if any of the conditions set forth in Article VI applicable to Seller shall have become incapable of fulfillment;

(c)               by Seller, if any of the conditions set forth in Article VI applicable to Buyer shall have become incapable of fulfillment;

(d)               by Seller, if Buyer fails to invest USD $3,000,000 in the share capital of Company (which amount includes the Exclusivity Payment) at the Closing;

(e)               by Seller or Buyer, if the Closing hereunder shall not take place within 180 days after the date of this Agreement, provided that if the failure to close was the result of one of the Parties’ acts or omissions, such Party shall not be entitled to terminate this Agreement in accordance with this Section 9.1(e); and

(f)                by Buyer, if prior to the Closing there has occurred any Material Adverse Effect.

Any termination of this Agreement pursuant to this Article IX shall be effective upon delivery of notice by the terminating Party to the other Party, and thereupon this Agreement and the transactions contemplated hereby shall be terminated, without further action by any Party.

Section 9.2                          Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, all obligations of the Parties to each other shall terminate without any liability of either Party to the other Party (provided that the undertaking in Section 5.2 regarding confidentiality shall survive any such termination). Notwithstanding the foregoing, termination of this Agreement shall not relieve any Party for liability for any willful and material breach by such Party, prior to the termination of this Agreement, of any covenant or agreement contained in this Agreement or impair the right of any Party to obtain such remedies as may be available to it in law or equity with respect to such a breach by any other Party; provided, however, that in the event this Agreement is terminated pursuant to Section 9.1(d), this Agreement shall be deemed to be null and void ab initio other than the undertaking in Section 5.2 regarding confidentiality, which shall survive any such termination.

Article X.
NON-COMPETITION

Section 10.1                        For a period of twelve (12) months commencing on the Closing Date (the “Restricted Period”), Seller shall not, and shall not permit any of the Seller Affiliates to, directly or indirectly, (i) engage in or assist any Person in engaging in the Restricted Business anywhere in the world; or (ii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of Company (including any Person that becomes a client, supplier, licensor or customer of Company after the Closing), or any other Person who has a material business relationship with Company, to terminate or adversely modify any such actual or prospective relationship. Notwithstanding the foregoing, Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

Section 10.2                        Seller acknowledges that a breach or threatened breach of this Article X would give rise to irreparable harm to Buyer and/or Company, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

Section 10.3                        Notwithstanding anything else contained in this Agreement to the contrary, this Section 10 shall not apply to any activities of any Person acquired (pursuant to a stock or asset acquisition, merger or other form of transaction) by Seller or any Seller Affiliates where 10% or less of the revenues of the acquired Person is from activities that would violate this Section 10 if engaged in by Seller or Seller Affiliates during the six-month period preceding the date of such acquisition and as measured during each six-month period thereafter during the Restricted Period.

Section 10.4                        Notwithstanding anything else contained in this Agreement to the contrary, in the event Seller or any Seller Affiliate is party to a change in control (pursuant to a stock or asset acquisition, merger or other form of transaction) this Section 10 shall not apply to any activities of the counterparty to such change of control or to Affiliate of such counterparty (exclusive of Seller and any Seller Affiliate) following the consummation of such change of control, including with respect to any product that is a competing product of the Product that was under development by the counterparty to such change of control or any Affiliate of such counterparty prior to such change of control.

Article XI.
MISCELLANEOUS

Section 11.1                        Effectiveness; Survival; Indemnification.

(a)               Seller’s representations, warranties and covenants contained herein are deemed to be made on the date of this Agreement and as of the Closing, and shall survive and remain in full force and effect only until the earlier of (i) the end of two (2) years from the Closing, (ii) in the case of a covenant of Seller, until fully performed or (iii) a termination of this Agreement in accordance with Article IX (“Survival Period”), at which time all such representations, warranties and covenants of Seller shall expire and be of no further force and effect. Notwithstanding the foregoing, limitation on the Survival Period specified in this Section 11.1, shall not apply in the event of Seller’s fraud.

(b)               Following the Closing, in the event of any breach by Seller of any warranty or representation made by Seller under this Agreement or the failure to duly and timely perform or fulfill any covenant of Seller required to be performed by Seller under this Agreement, the Seller shall indemnify the Buyer and hold Buyer harmless from any and all loss, damage, and expense (including reasonable out-of-pocket attorneys’ fees and expenses and reasonable costs of investigation) sustained or incurred by Buyer as a result of or in connection with said breach, or, with respect to a covenant, failure to duly and timely perform or fulfill such covenant (collectively, “Losses”), provided, however, that Losses shall not include, and under no circumstances will Seller be required to indemnify Buyer for, punitive, exemplary, speculative, special, indirect or consequential damages, including, loss of profits or revenues or diminution of value. Buyer shall only be entitled to indemnification under this Section 11.1 for Losses in respect of which a written notice from Buyer has been received by Seller within the Survival Period set forth in Section 11.1(a) above describing in reasonable detail the claim for indemnification and the amount of Losses (a “Claim Notice”), in which case the indemnification right shall survive with respect to such Claim Notice until resolved by the Parties. Upon Seller’s receipt of a Claim Notice, the Parties shall attempt in good faith to reach a resolution of the matters described in such Claim Notice within 60 days of Seller’s receipt thereof, including referring the Claim Notice to their respective chief executive officers and requiring such officers to promptly confer with one another in good faith to seek to resolve the matters covered by such Claim Notice, and, if applicable, the number of Purchase Shares to be transferred or forfeited to Buyer in connection therewith. If the Parties agree to a resolution of the matters covered by such Claim Notice, the Parties shall prepare and execute a written memorandum setting forth the matters resolved, and such memorandum shall be binding and conclusive upon the Parties. If no (or only partial) resolution is reached within such 60-day period (or such longer period as may be mutually agreed in writing), then Buyer may take any action required to enforce its indemnification rights including through the initiation of a legal proceeding.

(c)               Notwithstanding anything else contained in this Agreement to the contrary, Seller’s aggregate liability under this Agreement shall not exceed the total number of Purchase Shares held by Seller at the time of the applicable Claim Notice. The sole and exclusive remedy and source to satisfy such indemnification obligation shall be such Purchase Shares. To the fullest extent permitted by applicable Law, the indemnification set forth in this Article XI shall be the exclusive remedy of Buyer, Company and their respective Affiliates against Seller to collect any Losses for which Buyer is entitled to indemnification under this Agreement or any monetary remedy pursuant to this Agreement under any theory of liability. Buyer shall use commercially reasonable best efforts to mitigate any Losses for which Buyer seeks indemnification hereunder.

Section 11.2                       Notices. All notices, requests, demands, and other communications required or permitted to be given or made hereunder by any party hereto shall be in writing and shall be deemed to have been duly given or made (a) if delivered personally, at the time of such delivery, (b) if transmitted by first class registered or certified mail, postage prepaid, return receipt requested, three (3) Business Days after the date of such mailing, (c) if sent by prepaid overnight delivery service, the next Business Day after being sent, or (d) if transmitted by cable, telegram, facsimile, or electronic mail, at the time of such transmission, in each case to the Parties at the following addresses (or at such other addresses as shall be specified by the Parties by like notice):

If to Seller:	Arcturus Therapeutics, Ltd.
Arcturus Therapeutics, Inc.
10628 Science Center Drive, Suite 250
San Diego, California 92121
Facsimile No.: (858) 300-5028
Attention: Chief Executive Officer
E-Mail: contracts@arcturusrx.com

If to Buyer:	Amiservice Development Ltd.
117 Main Street, Road Town
Tortola, British Virgin Islands

If to Company:	Vallon Pharmaceuticals, Inc.
100 N. 18th Street, Suite 300
Philadelphia, PA 19103
Attention: Ofir Levi, interim Chief Executive Officer
Email: ofir@adamasfunds.com

Section 11.3                        Entire Agreement. This Agreement, together with the schedules, exhibits, annexes, and other writings referred to herein or delivered pursuant hereto, constitutes the entire agreement between the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof, including that certain Letter of Intent, dated August 22, 2017, by and between the Seller and Amiservice Development Ltd., as amended on September 15, 2017.

Section 11.4                        Amendment. This Agreement may be changed, modified, or amended only by an instrument in writing duly executed by each of the Parties hereto.

Section 11.5                        Waiver. The failure of any party to insist upon strict performance of a covenant hereunder, irrespective of the length of time for which such failure continues, shall not be a waiver of such party’s rights to demand strict compliance in the future. No consent or waiver, express or implied to or of any breach or default in the performance of any obligations hereunder shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation hereunder.

Section 11.6                        Binding Effect; Assignment; Third Party Benefit. This Agreement is binding upon, inures to the benefit of and is enforceable by the Parties hereto and their respective successors and permitted assigns. Except for Company, which shall be deemed a third party beneficiary of this Agreement subject to its execution of a joinder to this agreement in form acceptable to Seller, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by either Party without the prior written consent of the other Party, which shall not be unreasonably withheld. Each Party may, without the other Party’s consent, assign this Agreement and the rights, obligations and interests of such Party, in whole or in part, to any purchaser of all or substantially all of its assets or shares, or to any successor corporation resulting from any merger or consolidation of such Party with or into such corporation, provided that any such assignee agrees in writing to be bound by the terms of this Agreement. Each Party hereto intends that this Agreement does not benefit or create any right or cause of action in or on behalf of any Person other than the Parties hereto and their respective successors and permitted assigns.

Section 11.7                        Severability. If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by Law.

Section 11.8                        Governing Law; Venue. The Parties agree and confirm that all matters relating to the validity, interpretation, implementation and enforcement of this Agreement, and the rights, duties and obligations of the Parties pursuant hereto, will be governed solely by the Laws of the State of Israel, even if, under the rules relating to the conflict of Laws which apply in Israel it could be held that another Law governs. The exclusive venue to resolve any claims and disputes under this Agreement shall be the competent courts in Tel Aviv, Israel.

Section 11.9                        Fees and Expenses. All fees and expenses, including fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fee or expense, whether or not the Closing shall have occurred.

Section 11.10                      Counterparts; Fax or Email. This Agreement may be separately executed in any number of counterparts and by any of the Parties hereto in separate counterparts, each of which when so executed shall be deemed to constitute one and the same Agreement. This Agreement may be validly executed and delivered by fax or email.

Section 11.11                     Publicity. Subject to any disclosure requirements under securities regulations the Seller is subject to, in which case such disclosure will be coordinated, to the extent practicable with Buyer, neither Party shall issue any press release or public announcement pertaining to this Agreement, without the consent of the other Party, nor shall it use the other Party’s name, provided however that following the Closing Buyer shall be entitled to indicate that it has purchased the Transferred Assets from Seller.

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IN WITNESS WHEREOF, the parties have executed this Agreement, or caused this Agreement to be executed by their duly authorized representatives, all as of the day and year first above written.

SELLER:

ARCTURUS THERAPEUTICS, LTD.

By:	/s/ Joseph E. Payne
Name: Joseph E. Payne
Title: President & CEO

BUYER:

AMISERVICE DEVELOPMENT LTD.

By:	/s/ [Illegible Signature]
Name: [Illegible Signature]
Title: Director

COMPANY:

VALLON PHARMACEUTICALS, INC.

By:	/s/ Ofir Levi
Name: Ofir Levi
Title: Interim Chief Executive Officer

[Signature page to Amended and Restated Asset Purchase Agreement]